DEVELOPMENT AGREEMENT

                                     Between

           CAREMATRIX OF EMERALD SPRINGS, INC. / NETWEST OF YUMA, INC.

                                       And

                 EMERALD SPRINGS ASSOCIATES GENERAL PARINERSHIP

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                                Table of Contents

ARTICLE I        -       Representations

Section 1.1      -       Title to Property
Section 1.2      -       Encumbrances
Section 1.3      -       Permits and Approvals
Section 1.4      -       Documentation
Section 1.5      -       Other Agreements
Section 1.6      -       Utility Services
Section 1.7      -       Good Standing of Developer
Section 1.8      -       Good Standing of Owner

ARTICLE II       -       Construction of the Project

Section 2.1      -       Control of Construction
Section 2.2      -       Architectural and Engineering Services
Section 2.3      -       Other Professionals and General Assumed Obligations
Section 2.4      -       Plans and Specifications
Section 2.5      -       Construction
Section 2.6      -       Personal Property
Section 2.7      -       Changes
Section 2.8      -       Commencement of Construction
Section 2.9      -       Continuity of Construction
Section 2.10     -       Completion of Construction
Section 2.11     -       Owner's Noninvolvement
Section 2.12     -       Punch-List
Section 2.13     -       Work and Warranties
Section 2.14     -       Subcontractors
Section 2.15     -       Financing Arrangements

ARTICLE III      -       Closing

Section 3.1      -       Date of Closing
Section 3.2      -       Total Contract Price
Section 3.3      -       Payment of Contract Price
Section 3.4      -       Form of Conveyance

ARTICLE IV       -       Additional Responsibilities of Parties

Section 4.1      -       Developer's Responsibilities
Section 4.2      -       Owner's Responsibilities
Section 4.3      -       Indemnification

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ARTICLE V        -       Contingencies

Section 5.1      -       Required Occurrences
Section 5.2      -       Failure of Contingencies

ARTICLE VI       -       Additional Covenants of Owner

Section 6.1      -       Indemnification by Owner
Section 6.2      -       Confidentiality
Section 6.3      -       Provision of Further Information

ARTICLE VII      -       Concluding Provisions

Section 7.1      -       Entire Agreement
Section 7.2      -       Representations
Section 7.3      -       Amendments
Section 7.4      -       Joint Effort
Section 7.5      -       Brokers
Section 7.6      -       Assignment
Section 7.7      -       Notices
Section 7.8      -       Arbitration
Section 7.9      -       Captions
Section 7.10     -       Successors
Section 7.11     -       Counterparts
Section 7.12     -       Severability
Section 7.13     -       Effective Date
Section 7.14     -       No Offer

EXHIBITS LIST

Exhibit A        -       Property
Exhibit B        -       Encumbrances
Exhibit C        -       Environmental Report
Exhibit D        -       Condition of Property
Exhibit E        -       Developer's Approvals
Exhibit F        -       Owner's Approvals
Exhibit G        -       Utility Services Letters
Exhibit H        -       Basic Plans
Exhibit I        -       Architectural Contract
Exhibit J        -       Major Moveables
Exhibit K        -       Minor Moveables

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                              DEVELOPMENT AGREEMENT

This Development Agreement is by and between CareMatrix of Emerald Springs, Inc., a Delaware corporation, with an office at 197 First Avenue, Needham, Massachusetts 02194, and Netwest of Yuma, Inc., an Arizona corporation, with an office at 2221 East Broadway Boulevard, Suite 211, Tucson, Arizona, 85719 (collectively the "Developer"), and Emerald Springs Associates General Partnership, an Arizona general partnership, with an office at 197 First Avenue, Needham, Massachusetts 02197 (the "Owner") and is entered into for the purpose of reducing to a formal writing all of the parties understandings with respect to the construction of a proposed assisted/independent living project to be comprised of 140 units (the "Project") to be located on an approximately 10-acre site on 46th Avenue, also known as the 4600th block of West 14th Street in Yuma, AZ, described below (the "Property").

In consideration of the undertakings of each of the parties to the other:

                                  IT IS AGREED:

                                    ARTICLE I

                                 Representations

The parties make each of the following material representations:

Section 1.1 - Title to Property. The Owner shall have good, record and marketable title in fee simple to the Property consisting of approximately 10 acres of land as more fully described in Exhibit "A". Exhibit "A" and each of the other Exhibits referred to in this Agreement shall be incorporated into this Agreement by such reference as if fully set forth in this Agreement. The Property shall be free and clear of any and all encumbrances which would, in the Developer's sole discretion, impair the construction or operation of the Project except as set forth on Exhibit "B", and free of any hazardous wastes or materials except as set forth on Exhibit "C".

Section 1.2 - Encumbrances.

     (a) Owner and Developer acknowledge that the Property will be subject to the easements, assessments, conditions, contracts, rights, claims, encroachments, restrictions and other encumbrances as set forth on Exhibit "B"(the "Existing Encumbrances"), to physical conditions disclosed by a boundary survey to be prepared by Don Norman Surveying for the Property, and will be subject to those easements, conditions, contracts, rights, licenses, encroachments, restrictions and other encumbrances resulting from Developer securing regulatory, development and construction approvals for the Project and attendant site improvements. Owner and Developer each represents to the other that it has reviewed or shall review the boundary survey and the topographical survey of the Property and has made a physical inspection of the Property and is satisfied with as to the site characteristics and attributes in all material respects.

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     (b) Concurrently with the execution of this Agreement, the Owner shall provide the Developer with copies of all engineering, architectural and any other plans, studies and surveys, title reports, environmental assessments, appraisals and other information regarding the Property or the Project which are in the Owner's possession, custody or control.

     (c) The Owner represents that to the best of its knowledge the Property has only the apparent site and off-site conditions, if any, as set forth on Exhibit "D" including the Off-Site Improvement plans prepared by James Davey and Associates, dated January 22, 1996, which require the implementation of the measures if any, as set forth on Exhibit "D", and including the Development Agreement to be executed with the City of Yuma.

     (d) Commencing on the date Developer elects to commence construction in accordance with this Agreement, Owner shall provide Developer with full possession and complete control of the Property for purposes of performing Developer's obligations hereunder.

Section 1.3 - Permit and Approvals.

     (a) Developer represents that it shall use its best efforts to obtain, prior to the date of the Closing (as defined in Article III hereof), all state, federal, county and municipal land use approvals and permits, licenses, easements, and utility agreements which are necessary for the development, construction and opening of the Project on the Property as set forth on Exhibit "E" (the "Developer's Approvals"). Developer covenants to diligently use its best efforts to obtain all of the Approvals in an expeditious manner. In the event Developer is unable to obtain the Approvals, Developer shall have no liability whatsoever to Owner, or any other party and at Owner's or Developer's option, this Agreement shall be terminated without recourse to either party hereto at law or in equity.

     (b) Owner represents that it shall use its best efforts to obtain, prior to the date of the Closing (as defined in Article III hereof), all state, federal, county and municipal land use approvals and permits, licenses, easements, and utility agreements which are necessary for the development, construction and operation of the Project on the Property as set forth on Exhibit "F" (the "Owner's Approvals"). Owner covenants to diligently use its best efforts to obtain all of the Approvals in an expeditious manner. In the event Owner is unable to obtain the Approvals, Owner shall have no liability whatsoever to Developer, or any other party and at Owner's or Developer's option, this Agreement shall be terminated without recourse to either party hereto at law or in equity.

     (c) For the sole purpose of permitting Developer to construct the Project, Owner grants to Developer, to the extent required by Developer in order that the purpose of this Agreement be effectuated, the rights under the Approvals and any other grants of rights, permits, approvals, or licenses, which may be necessary to complete the performance of Developer's obligations hereunder; provided, however that no transfer or assignment of

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     any of the foregoing shall occur which is prohibited by applicable law or the respective terms hereof.

Section 1.4 - Documentation. Owner shall provide or obtain construction and permanent financing for the Property, the Project, the Personal Property (as defined herein) and related development costs (collectively, the "Project Loan") which shall be sufficient, together with Owner's equity contributions, if necessary (which shall in no event exceed ten percent (10%) of the Contract Price), to pay the full amount of the Contract Price (as defined herein). Owner covenants that it will provide fully and in a timely fashion all reasonable documentation required by Owner's lender in connection with the Project Loan. Such documentation shall include, but is not limited to, all zoning and plan approvals; all utility letters indicating positive availability of service; inventory of concessions made to and agreements with any or all municipal bodies; site plans; title policies, and all other regulatory body approvals. Owner also covenants that it will, in a timely manner, provide whatever financial or other information Owner's lender might reasonably require in connection with Developer's applications for financing for the construction of the Project and as required by such lender in connection with the Project Loan. Owner will use its best efforts to pursue its application for construction and permanent financing for the Project.

Section 1.5 - Other Agreements. Owner and Developer each represents to the other that neither entering into this Agreement nor performing their respective obligations hereunder will violate any other agreements or documents by which either may be bound.

Section 1.6 - Utility Services. Owner represents that, to the best of its knowledge, all utility services required to construct and operate the Project (including public water, sewer and electricity) are currently available to the Property in the capacities required to operate the Project. No work need be performed by or on behalf of Developer to make such utilities available to the Property for the construction or operation of the Project, except for the matters, if any, set forth on Exhibit "D". Copies of letters from the providers of such utility services confirming such availability are annexed hereto as Exhibit "G".

Section 1.7 - Good Standing of Developer. Developer represents that it is duly organized, validly existing and in good standing under the laws of the state of its incorporation. Developer represents that it is empowered and authorized to execute, deliver and perform its obligations under this Agreement, and, upon such execution and delivery and subject to the conditions subsequent set forth in Section 5.1, this Agreement shall be valid, binding and legal obligation of the Developer, enforceable in accordance with its terms and, duly authorized by a vote of its Board of Directors in compliance with its certificate of incorporation and bylaws and all applicable laws of the state of its incorporation.

Section 1.8 - Good Standing of Owner. Owner represents that it is duly organized and validly existing under the laws of the State of Arizona. Owner represents that it is empowered and authorized to execute, deliver and perform its obligations under this Agreement, and upon such execution and delivery and subject to Section 5.1, this Agreement shall be the valid, binding and legal obligation of the Owner, enforceable in accordance with its terms and duly authorized by a

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vote of its General Partner in compliance with its General Partnership Agreement and all applicable laws of the State of Arizona.

                                   ARTICLE II

                           Construction of the Project

Section 2.1 - Control of Construction. Subject to the express provisions contained herein, it is the intention of this Agreement that Developer shall have sole, complete and absolute authority and discretion to decide any and all issues pertaining to the construction of the Project, including, without limitation, the expenditure of funds, the incurring of costs and all of the other matters referred to herein; so long as the same are in compliance with Approvals, the Final Plans (as defined below) and all applicable laws.

Section 2.2 - Architectural and Engineering Services. The parties acknowledge that Bruker Brown Architects P.C. the and their consulting engineers (the "Architect and Engineers") have or will be retained by Developer. Developer will be responsible for payment of the architectural fees due to the Architect, pursuant to the contract with respect to the Project dated 2/26/96 (said contracts herein collectively, the "Architectural Contract"). Owner represents and warrants to Developer that a true, accurate and complete copy of the Architectural Contract is attached hereto as Exhibit "I". The Developer shall not be responsible to Owner, or any other party for any errors, omissions, breaches or failures thereof, or any damages resulting from the acts or omissions of the Architect. At Developer's option, Owner shall assign to Developer all of its right, title and interest in the Architectural Contract and any and all architectural, engineering and other contracts with respect to the Project free of any claims other than outstanding amounts owed under the Architectural Contract. In no event shall Developer be obligated to assume any of said contracts.

Section 2.3 - Other Professionals and General Assumed Obligations. Owner represents that it has not engaged any architects or any engineers, lawyers, consultants, accountants, or other professionals with respect to the Project other than the Architect which Owner shall be obligated to pay. Developer neither assumes nor shall be obliged for any debts, liabilities or obligations of Owner or related to the Property or the Project other than payments due to the Architect under the Architectural Contract.

Section 2.4 - Plans and Specifications.

     (a) The Architect and Engineers retained by Developer shall, under the direction of Developer and after consultation with Owner, prepare basic design plans (the "Basic Plans"). As a part of this process, Developer may engage engineers, including the site engineers, to perform test borings and other soil testing at the Property for purposes of properly locating the Property on the Project. Developer, the Architects and the engineers shall consult with Owner during the process of preparing the Basic Plans. Developer, Architect and engineers shall have access to the Project for all such tests and surveys.

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     (b) Within two (2) weeks after the date of the Architect's and the engineer's completion of the Basic Plans and delivery to Owner, the Developer, the Architect and the engineers shall meet to review and approve the Basic Plans. The parties shall initial the Basic Plans to indicate their approval of such Basic Plans.

     (c) Upon the approval by the parties of the Basic Plans, Developer shall direct the Architect and the engineers to prepare final plans, specifications and a site plan (collectively the "Final Plans") based upon the Basic Plans. Within two (2) weeks after the completion of the Final Plans and their delivery to Owner, the parties will meet to review and approve the same, and make any necessary revisions. Owner agrees that it will not unreasonably withhold its approval of the Final Plans if they conform in all material respects to the Basic Plans. The parties agree to use their best efforts to reach a prompt and reasonable conclusion concerning the acceptability of the Final Plans (and Personal Property, see
     Section 2.6). The parties shall initial the Final Plans as an indication of their approval of the same.

Section 2.5 - Construction. Developer shall construct the Project in a good and workmanlike manner and in accordance with the Final Plans, Approvals, and all applicable laws subject to field changes and minor design changes. The Project is to be licensed for the unit complement described above and shall be constructed in accordance with the requirements in effect on the date of this Agreement as set forth by all federal, state and local governmental agencies having jurisdiction of the Project, including Life Safety Code requirements imposed by the Federal Department of Health and Human Services.

Section 2.6 - Personal Property.

     (a) Developer will furnish the specific items of personal property contained in Exhibit "J" (the "Major Moveables") required for the Project within the allowance (defined below). The allowance for the Major Moveables is Five Hundred Fifty Nine Thousand Seven Hundred Ninety Five ($559,795) Dollars (the "Major Moveables Allowance"), which Major Moveables Allowance shall be included in the Contract Price (as defined below).

     (b) Developer will furnish the specific items of personal property contained in Exhibit "K" (the "Minor Moveables") required for the Project within the allowance (defined below). The allowance for the Minor Moveables is Twenty Eight Thousand ($28,000) Dollars (the "Minor Moveables Allowance"), which Minor Moveables Allowance shall be included in the Contract Price (as defined below).

     (c) In the event that the cost of the Personal Property furnished pursuant to subsection 2.6 (a) and (b) above shall exceed the Major Moveables and/or the Minor Moveables Allowance, any such excess shall be an increase to the Contract Price.

     (d) In order to reduce the risk that the Major Moveables and Minor Moveables will be delivered prior to the Closing contemplated herein, Owner covenants that it shall approve such Major Moveables and Minor Moveables as soon as practicable but not later than approximately six (6) months prior to the estimated date of Physical Completion (defined below).

     (e) Major Moveables and Minor Moveables do not include Kitchen and Laundry Equipment.

Section 2.7 - Changes. Owner agrees that Developer shall also have the right to make changes in the Final Plans and in the Personal Property if required by any federal, state or local governmental authority having jurisdiction over the Project or if required due to the unavailability of any construction materials or Personal Property. Owner shall be notified of any such changes or substitutions in the Personal Property, however, Developer shall have final authority to make all decisions with respect to such changes; provided that such changes result in construction, space, design, personal property, equipment and interior and exterior design comparable in overall design and quality to that shown on the Final Plans. Any change that results in the loss or adjustment of square footage in the Project will require approval by Owner.

Section 2.8 - Commencement of Construction. Construction of the Project will start on or prior to the date which is thirty (30) days after the satisfaction of the last of the conditions set forth in Section 5.1 to be satisfied, or as soon thereafter as weather and ground conditions permit but not later than July 15, 1996.

Section 2.9 - Continuity of Construction. Construction, once undertaken, shall proceed in a continuous and reasonably expeditious manner until Physical Completion, as such term is defined in Section 2.10, is achieved, which shall not occur later than 18 months after the completion of the foundation for the Project. Any delays caused by acts of God, fire, accident, casualty, cessation of activity due to refusal to work by labor, or any other cause not attributable to the failure of Developer to use reasonable care and due diligence, however, shall be excused by Owner, provided that Developer shall use its best efforts to minimize any such delays and shall resume construction at the earliest possible time.

Section 2.10 - Completion of Construction.

     (a) For the purposes of this Agreement, the terms "Physical Completion" or "Physically Completed" shall mean the date on which the building and improvements described and set forth in the Final Plans have been completed and the Project shall have been approved for and received a certificate for temporary or permanent occupancy by the local building inspector, and by the State Fire Marshall in the event his or her approval is required (the "Certificate of Occupancy"). Physical Completion shall be deemed to have been achieved notwithstanding that any of such officials or agencies have issued a Certificate of Occupancy with conditions or a Punch-List listing items requiring completion or correction, so long as such conditions or Punch-List items do not prevent or prohibit occupancy as determined by Owner, in its sole discretion.

     (b) Developer will use its reasonable best efforts to notify Owner at least ninety (90) days prior to the time that Developer estimates that the Project will be Physically Completed, whereupon Owner will diligently proceed to fulfill all other conditions necessary for licensure and Owner will apply in a timely manner for all licenses and permits necessary to commence operation of the Project as set forth on Exhibit "C-2". After such notice from Developer, Owner, to the extent necessary to perform administrative activities may, so long as it does not interfere with completion of construction, enter upon the Property in an effort to coordinate initial licensure.

Section 2.11 - Owner's Noninvolvement. Owner shall have access to the construction site while construction is in progress, but it shall not be empowered to interfere or become involved with construction or require changes thereto, provided, however that Owner's agents shall have the right to view the construction in progress and shall have access to the site for the purpose of equipping the Project and preparing the Project for operation.

Section 2.12 - Punch-List. If, at any time after the Project has been Physically Completed, there shall exist any item or items requiring completion or correction, then Developer agrees to use all reasonable diligence to complete or correct such item or items so that each conforms to the Final Plans. The parties shall make a Punch-List of the items requiring completion or correction (the "Punch List"). Each item on the Punch-List shall be assigned a reasonable value based upon the reasonable cost of completion or correction of the same or such other value as may be required by Owner's lender ("Punch-List Amount"). Developer shall give its written undertaking to complete each such item within forty-five (45) days (or such other period of time as is mutually agreed upon by the parties) after transfer of title, further agreeing to permit Owner to complete any such items, at Developer's expense, if Developer has failed to complete the same within the forty-five (45) day time period.

Section 2.13 - Work and Warranties. Upon completion of construction, landscaping and installation of Personal Property, Developer will assign to Owner, in addition to any warranties created by law, all warranties and guarantees received from designers, the Architect, the general contractor and suppliers of equipment and furnishings, to the extent assignable. Developer will agree to remedy any defect in construction caused by poor workmanship or materials which are brought to its attention by written notice within a period of one (1) year from the date of the issuance of the Certificate of Occupancy. Aside from the foregoing, Owner hereby waives and Developer hereby disclaims all other express and implied warranties of every kind or nature with respect to the Project and the Personal Property, including, without limitation, waiving all IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Section 2.14 - Subcontractors. Developer agrees to indemnify and save Owner harmless from claims for payment by any subcontractor who furnishes materials or supplies or performs labor or services in the prosecution of the work pursuant to this Agreement. Developer reserves absolute discretion on the selection of subcontractors.

Section 2.15 - Financing Arrangements.

     (a) Owner will obtain the Project Loan which shall be sufficient, together with the Owner's equity contributions, to pay the full amount of the Contract Price. This Agreement may be terminated by, if any, Developer or Owner in its sole and absolute discretion and without further recourse to any party (except for reimbursement of Project related expenses) in the event that the closing and funding of the construction loan financing with respect to the Project pursuant to the Project Loan (with all conditions precedent to such closing either satisfied or irrevocably waived by the lender) shall not have occurred by July 15, 1996.

     Owner and Developer also contemplate that the Property and Project, together with all fixtures, furnishing, equipment, and articles of personal property now owned or hereafter acquired by Owner which are or may be attached to or used in connection with the Property or Project, together with any and all replacements thereto and substitutions therefor, and all proceeds thereof; and all present and future rents, issues, leases, and profits of the Property and Project will serve as security for the payment obligations to any lenders relating to the Project Loan or otherwise, and that Owner will be the principal obligor for the repayment of all financial obligations thereunder after the transfer of title to Owner. Owner therefore, agrees to execute and deliver all commitments, promissory notes, mortgages, collateral assignments, documents, certificates, affidavits, and other writings required to be executed by any lender in connection with such financing.

                                   ARTICLE III

                                     Closing

Section 3.1 - Date of Closing. The delivery of possession of the Property and Project to Owner and payment of the Contract Price, less 150% of the value of the Punch-List, shall take place contemporaneously within three (3) working days after Physical Completion of the Project but in no event later than the date established in Section 2.9; provided, however, that Developer has completed its obligations as set forth in this Agreement, including, but not limited to, Sections 2.10 and 2.13.

Section 3.2 - Contract Price.

     (a) The price to be paid by Owner to Developer for the development, construction and furnishing of the Project and for the Property shall be Ten Million Three Hundred Twenty One Thousand Eight Hundred Three Dollars ($10,321,803) plus the costs incurred as the result of any unforeseen site conditions and cost of Major and Minor Moveables in excess of their respective Allowances (the "Contract Price").

     (b) In addition to the Contract Price, if the Closing does not take place within three (3) business days after Physical Completion due to delays incurred through the fault of or through circumstances under the control of Owner, Owner shall pay to Developer interest, payable monthly in arrears, on the Contract Price accruing from the date which is three (3) days after Physical Completion to the date of which is three (3) days after delivery of possession of the Project pursuant to
     Section 3.1; such monthly interest shall be computed at a rate equal to the Prime Rate as announced by Fleet Bank, N.A. from time to time plus two percent (2%) per annum.

Section 3.3 - Payment of Contract Price. At the time of transfer of title, the balance of the Contract Price not paid through Developer's requisitions under the construction financing for the Project shall be paid by Owner to Developer by wire transfer, certified check or other mutually acceptable means less any Punch-List Amount or retainage required by Owner's lender.

Section 3.4 - Form of Conveyance and Status of Title. The Project and Personal Property shall be conveyed by warranty bill of sale. The Project and Personal Property may be subject to the mortgages and security interests described in
Section 2.15.

                                   ARTICLE IV

                     Additional Responsibilities of Parties

Section 4.1 - Developer's Responsibilities. In addition to its obligations elsewhere expressed in this Agreement, Developer shall have the following responsibilities:

     (a) To obtain and pay for necessary building permits and the Certificate of Occupancy;

     (b) To pay for all labor and material required to develop, construct and furnish the Project in accordance with the Final Plans (except as otherwise expressly set forth herein) and to pay for the Personal Property to be provided;

     (c) Developer shall at all times, commencing with the date upon which construction begins, carry the following types of insurance with an insurance carrier or carriers acceptable to Owner's lender:

          (i) Workman's compensation insurance fully covering all persons engaged in the performance of this Agreement, in accordance with applicable law.

          (ii) Public liability insurance covering death or bodily injury with limits of not less than $300,000 for one person and $1,000,000 for any one accident or disaster; and property damage coverage limits of not less than $100,000; all of which insurance shall name Owner's lender as an additional insured.

          (iii) "Builders Risk" insurance against damage or destruction by fire and full extended coverage, including vandalism and malicious mischief, covering all improvements to be erected hereunder and all materials for the same which are on or about the Property, in an amount equal to the full insurable value of such improvements and materials; such insurance to be payable to Owner, Developer and Owner's lender as their interests may appear, with a standard mortgagee endorsement to Owner's lender or its assigns as mortgagee.

          Developer shall furnish to Owner and Owner's lender if required by such lender, duplicate policies of insurance as set forth in subparagraphs (i), (ii), and (iii) hereof. Each of such policies shall, if the insurance carriers so permit, contain a provision to the effect that they may not be canceled except upon ten (10) days prior written notice to Owner and Owner's lender.

     (d) At Closing, Developer shall deliver to Owner, at Owner's option:

          (i) duly executed waivers of mechanic's liens signed by each subcontractor which provided labor or materials on the Project; or

          (ii) reasonable proof of payment or proof of a provision for payment to such subcontractors; or

          (iii) an indemnification to Owner with respect to same.

Section 4.2 - Owner's Responsibilities. In addition to its obligations elsewhere expressed in this Agreement, Owner shall have the following responsibilities:

     (a) To expeditiously pursue obtaining commitments for financing the contemplated construction, including the furnishing of financial statements, providing an appraisal of the Property and Project and by execution of applications, notes, mortgages, assumption agreements and other documents reasonably necessary to effectuate such financing or the financing of the Personal Property.

     (b) To pay for all professional and other staff personnel required for the pre-opening and operation of the Project in sufficient time to permit licensure by the Department at the date of physical completion.

     (c) To pay to Developer, in addition to the Contract Price, the costs for correcting unusual site conditions. Such payment shall be made on the basis of the actual costs of Owner in correcting the same plus fifteen percent (15%) of such costs to cover Developer's overhead expenses and shall be due and payable upon the transfer of title to Owner. For the purpose of this Agreement, the term unusual site conditions shall include, without limitation, any of the following which have not been noted in the Final Plans or otherwise disclosed in the due diligence materials:

          (i) unusual soil or water conditions requiring extraordinary preparation, i.e., piles, curtain drains, retaining walls, blasting or rip-rap;

          (ii) tying in of water, sewer or other utility services beyond the locations as shown in the Final Plans;

          (iii) holding tanks and pumps for the water system or the sprinkler system,

          (iv) water purification or filter system;

          (v) leaching field; and

          (vi) any requirement imposed upon Developer by governmental agencies having jurisdiction, if not provided for in the Final Plans, because of reasons other than errors or omissions in such Final Plans, such as requirements imposed as conditions for the granting of any of the Approvals.

     (d) Owner shall be solely responsible for the removal of any hazardous wastes and materials, if any, from the Property, at Owner's sole cost and expense, and not as part of the Contract Price.

Section 4.3 - Indemnification. Developer hereby agrees to indemnify and hold Owner harmless from all liabilities, claims, and demands for personal injury or property damage arising out of or caused by any act or omission of Developer, its subcontractors, agents, or employees, or arising in or about the Property at any time from the date of this Agreement until transfer of title. Developer further covenants to use proper care and caution in the performance of its work hereunder so as not to cause damage to any adjoining or adjacent property, and Developer shall indemnify and hold Owner harmless from any liabilities, claims, or demands for damage to such adjoining or adjacent property.

                                    ARTICLE V

                                  Contingencies

Section 5.l - Required Occurrences. This Agreement and the undertakings of Developer shall, at the election of Owner be contingent upon the occurrence of each of the following:

     (a) Approvals. All of the Approvals and current utility availability letters shall have been obtained by July 15, 1996.

     (b) Title. An owner's title insurance policy commitment and Class A-2 ALTA survey, satisfactory to Developer, in its sole discretion, shall have been obtained by Owner which confirms that there are no exceptions or conditions which would render title to the Property unmarketable or which will prohibit or restrict the construction or operation of the Project or which would prevent an institutional lender from closing a construction or permanent mortgage loan for the Project in the usual course of its business.

     (c) Additional Due Diligence Regarding the Property. Developer shall have received due diligence information concerning the Property, satisfactory to Developer, in its sole discretion, including, without limitation, soil tests and utility service confirmations to the extent not currently available. On or before July 14, 1996, Developer shall notify Owner of any issues.

     (d) Purchase of the Property. The Owner shall have purchased good record, marketable fee simple title to the Property as set forth in Section 1.1 by July 15, 1996.

     (e) Construction Financing. The Owner shall have received construction financing in the full amount of the Contract Price by July 15, 1996.

Section 5.2 - Failure of Contingencies. In the event that any one or more of the contingencies set forth in this Article is not satisfied, waived or deferred by the parties in writing, within the period of time set forth above, then, upon Notice, either party may terminate this Agreement. In such event, neither party shall have any further responsibility or liability to the other. Developer reserves the right, at its option, to waive or defer any one or more of the conditions precedent.

                                   ARTICLE VI

                          Additional Covenants of Owner

Section 6.1 - Indemnification by Owner. Owner hereby indemnifies and defends Developer against any claims for unpaid fees or costs associated with the Property or the Project incurred by or on behalf of Owner or Developer as a result of any claim by any broker. The parties acknowledge that no broker was responsible for procuring the transactions set forth in this Agreement, nor any part hereof, and each party will indemnify and defend the other from any and all claims, actual or threatened, for a commission or other compensation by any third person with whom such party has had dealings.

Section 6.2 - Confidentiality. Owner, its partners, affiliates, agents, servants and employees hereby agree:

     (a) To maintain in the strictest confidence the identity of Developer; the contents of this Agreement; the negotiations between the parties on the terms of this Agreement; and any of Developer's proprietary information, including, without limitation, financial information, projects, copies of leases, real estate appraisals, and other information regarding the Project and the business affairs and operations of Developer which any of said parties obtain from Developer in the course of negotiations for the transactions contemplated hereby (the "Confidential Information");

     (b) Not to disclose, without Developer's prior written consent (except to the extent disclosure is required by applicable law or regulation), any Confidential Information except to such parties' own agents, servants and employees, bankers, consultants and other advisors to whom disclosure is necessary in order to effectuate the transactions contemplated hereby; and

     (c) To comply therewith for a period of two (2) years commencing on the date of this Agreement.

Section 6.3 - Provision of Further Information. Developer agrees to supply complete financial information and any other data required in connection with the construction or permanent financing for the Project and to execute, and cause to execute, any and all documents which are required by the terms thereof.

                                   ARTICLE VII

                              Concluding Provisions

Section 7.1 - Entire Agreement. All prior understandings, letters of intent, and agreements between the parties are merged in and superseded by this Agreement (including all Exhibits hereto), which together with Owner's partnership agreement and the management agreement between Owner and its management agent fully and completely expresses their understanding with respect to its subject matters.

Section 7.2 - Representations. None of the parties shall be bound by any promises, representations, or agreements except as herein expressly set forth.

Section 7.3 - Amendments. This Agreement may not be amended, waived, modified, altered or changed in any respect whatsoever except by a further agreement, in writing, executed by each of the parties and consented to by the Owner.

Section 7.4 - Joint Effort. The preparation of this Agreement has been a joint effort of the parties, and the resulting document shall not be construed more severely against one of the parties than the other.

Section 7.5 - Brokers. Each of Owner and Developer represents and warrants to the other that no broker or finder has acted on its behalf in connection with this Agreement or the transactions contemplated hereby or referred to herein; and agrees to indemnify and hold and save the other harmless from any claim or demand for commission or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of such party.

Section 7.6 - Assignment. Developer shall have no right to assign his rights nor delegate its obligations under this Agreement to another entity or person without the prior written consent of Owner except that Developer shall have the right to assign this Agreement to, merge with or consolidate with an "Affiliate" (defined herein as defined in the Securities and Exchange Act of 1934 and the regulations thereunder) in connection with a public offering.

Section 7.7 - Notices. All notices which may be given to any of the parties hereunder shall be in writing and shall be hand delivered or sent by registered or certified mail, return receipt requested, or by Federal Express, and postage prepaid as follows:

     (a) In the event that notice is directed to Owner, it shall be sent to it at the address set forth above and a copy therefore sent to Emerald Springs Associates General Partnership, c/o CareMatrix Corporation, 197 First Avenue, Needham, MA 02194, Attention: Andrew D. Gosman, with a copy to Netwest Development Corporation, 2221 East Broadway Boulevard, Suite 211, Tucson, AZ 85719, Attention: Priscilla A. Kuhn, or at such other address or addresses Owner shall from time to time designate by notice to Developer.

     (b) In the event that notice is directed to Developer, it shall be sent to Netwest Development Corporation, 2221 East Broadway Boulevard, Suite 211, Tucson, AZ 85719, Attention: Priscilla A. Kuhn with a copy to Dee O'Neill at the same address and CareMatrix Corporation, 197 First Avenue, Needham, MA 02194, Attention: Kevin J. Maley, with a copy to James M. Clary, III, Esq. at the same address; or at such other address or addresses as Developer shall from time-to-time designate by notice to Owner.

The effective date of any such notice shall be the earlier of actual receipt by the addressee or three (3) days after such notice is properly deposited for mailing.

Section 7.8 - Arbitration. Any dispute or controversy arising between the parties involving the interpretation or application of any provisions of the Agreement, or arising out of this Agreement, or concerning the construction of the proposed Project or the furnishing thereof shall be submitted to and determined by arbitration in accordance with the rules of the American Arbitration Association then in effect.

Section 7.9 - Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

Section 7.10 - Successors. This Agreement shall be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

Section 7.11 - Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

Section 7.12 - Severability. The invalidity or unenforceability of one or more of the phrases, sentences, provisions, clauses, Sections or Articles contained in this Agreement shall not affect the validity or enforceability of this remaining portions so long as the material purposes of this Agreement can be determined and effectuated.

Section 7.13 - Effective Date. This Agreement shall be deemed to be effective as of the date set forth below

Section 7.14 - No Offer. The delivery of an unexecuted copy of this Agreement shall not be deemed an offer. No rights are to be conferred upon any party until this Agreement has been executed and delivered to each party.

Section 7.15 - Governing Law. This Agreement shall be governed by the laws of the State of Arizona.

Dated this 8th day of March, 1996 and executed under seal.

Witness:                      EMERALD SPRINGS ASSOCIATES
                              GENERAL PARTNERSHIP

________________________      By: CareMatrix of Yuma, Inc.
                                  Its General Partner
                                  Duly Authorized

________________________      CAREMATRIX OF EMERALD SPRINGS, INC.
                              By: /s/Michael Gosman
________________________          -----------------------------------
                                  Name: Michael Gosman
                                  Title: Ex. Vice President

                              NETWEST OF YUMA, INC.

/s/ Carlet Blackwell          By: /s/Priscilla S. Kuhn
                                  -----------------------------------
                                  Name: Priscilla S. Kuhn
________________________          Title: President

                                  /s/Alice E. Udall
                                     Chairman

                                    EXHIBIT A
                                    Property

                                    EXHIBIT B
                                  Encumbrances

                                    EXHIBIT C
                              Environmental Report

                                    EXHIBIT D
                              Condition of Property

                                    EXHIBIT E
                              Developer's Approvals

                                    EXHIBIT F
                                Owner's Approvals

                                    EXHIBIT G
                            Utility Services Letters

                                    EXHIBIT H
                                   Basic Plans

                                    EXHIBIT I
                             Architectural Contract

                                    EXHIBIT J
                                 Major Moveables

                                    EXHIBIT K
                                 Minor Moveables